Exhibit 99.1

Kopin Reports Delay in Filing Form 10-Q for Period Ended September 24, 2016

WESTBOROUGH, Mass.--(BUSINESS WIRE)--November 8, 2016--Kopin Corporation (NASDAQ: KOPN, www.kopin.com, “Kopin” or the “Company”), today announced that, based upon preliminary findings, it has discovered instances in which an employee at one of its foreign majority-owned subsidiaries, appears to have embezzled money from such subsidiary. While the investigation is ongoing, the amount is not believed to be material to the Company’s cash position.

The Company believes, based upon preliminary findings, that the impact of the potential theft will not be material to its previously filed financial statements as of December 26, 2015 and for the six month period ended June 25, 2016. However, the Company has not completed its investigation and is currently assessing the impact the finding might have had upon the Company’s historical financial statements. Accordingly, until such time as the Company completes its review, investors should not rely upon the Company’s financial statements that have been included in the Company’s SEC filings.

Kopin is working with its corporate counsel and local authorities to determine the best course of action from both a legal and recovery perspective and will provide further information as soon as possible.

About Kopin Corporation

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

CONTACT:
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com